UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   William T. Kerr
   403 West Fourth Street North
P.O. Box 39
   IA, Newton 50208
2. Issuer Name and Ticker or Trading Symbol
   Maytag Corporation (MYG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |100                |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
2002 Employee & Director|        |     |    |           |   |1    |     |Common Stock|       |       |7712.021 2  |I  |by Phantom U|
 Stock Incentive Plan   |        |     |    |           |   |     |     |            |       |       |            |   |nits        |
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Non Employee Director St|35.5625 |     |    |           |   |     |05/11|Common Stock|       |       |3000        |D  |            |
ock Option (Right to buy|        |     |    |           |   |     |/2005|            |       |       |            |   |            |
)                       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Non Employee Director St|34.1450 |     |    |           |   |     |5/11/|Common Stock|       |       |3000        |D  |            |
ock Option (Right to buy|        |     |    |           |   |     |2006 |            |       |       |            |   |            |
)                       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Non Employee Director St|45.9750 |     |    |           |   |3    |05/10|Common Stock|       |       |3000        |D  |            |
ock Option (Right to buy|        |     |    |           |   |     |/2001|            |       |       |            |   |            |
)                       |        |     |    |           |   |     |2    |            |       |       |            |   |            |
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Non Employee Director St|70.9375 |     |    |           |   |     |05/14|Common Stock|       |       |3000        |D  |            |
ock Option (Right to buy|        |     |    |           |   |     |/2004|            |       |       |            |   |            |
)                       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Five year vesting, payable at the later of retirement or age 70.
2. Updated balance due to reinvestment of dividends.
3. This option has a three-tier vesting schedule; 1,000 shares vest 05/10/2003, 1,000 shares vest 05/10/2004 and final 1,000 shares vest 05/10/2005.
SIGNATURE OF REPORTING PERSON
William T. Kerr